Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, May 1, 2012	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS

Record First Quarter Sales and Earnings per Share

Improved Performance in North America and Western Europe

Sales and Earnings Outlook Increased

DULUTH, GA – May 1 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of $2.3 billion for the first quarter of 2012, an increase of 26.5% compared to net sales of $1.8 billion for the first quarter of 2011. Reported and adjusted net income per share were $1.21 for the first quarter of 2012. These results compare to reported and adjusted net income per share of $0.81 for the first quarter of 2011. Excluding unfavorable currency translation impacts of 4.3%, net sales in the first quarter of 2012 increased approximately 30.8% compared to the same period in 2011.

“AGCO’s strong performance in the first quarter produced record sales and earnings,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We capitalized on improved demand in key Western European markets and continued market strength in North America while executing against our important margin improvement initiatives. Margin expansion in the first quarter was led by the Europe/Africa/Middle East (EAME) and North American regions. EAME’s first quarter operating margins exceeded 11% and North American operating margins improved over 500 basis points compared to the first quarter of 2011. Our GSI acquisition was also a contributor to the positive results, particularly in North America.”

“Industry fundamentals remain excellent, and our 2012 sales and earnings outlook has been increased,” continued Mr. Richenhagen. “We will maintain our focus on improving profitability throughout 2012, while also increasing our investments to support our longer term objectives. These investments include an expansion at our Fendt manufacturing facility in Marktoberdorf, Germany and construction of the low horsepower production facility in China. In addition, our important investments in new product development and market expansion will remain at high levels in the coming quarters as we work to meet Tier 4 final emission requirements and refresh and grow our product line. We are forecasting another year of solid cash generation after funding our growth investments.”

Sales growth for the first quarter of 2012 was approximately 19.4%, excluding an 11.4% benefit of acquisitions and the 4.3% unfavorable impact of currency translation. AGCO’s EAME region reported a net sales increase of approximately 28.5% in the first quarter of 2012 compared to the first quarter of 2011, excluding unfavorable currency translation impacts. Sales growth was strongest in Western and Eastern Europe. In the North American region, sales in the first quarter of 2012 improved 58.6% compared to the first quarter of 2011, excluding unfavorable currency translation impacts. The GSI acquisition and growth in sales of sprayer equipment contributed to the results. AGCO’s South American region reported a sales increase of 7.0% in the first quarter of 2012, compared to the first quarter of 2011, excluding unfavorable currency translation impacts. The benefits of acquisitions drove most of the increase.

Sales growth and improved gross margins contributed to higher income from operations for the first quarter of 2012 compared to the first quarter of 2011. Production increases in Europe and North America, and a richer product mix, partially offset by higher material costs, produced improved gross margins. AGCO increased its investment in new product development, resulting in increased engineering expenses in the first quarter of 2012 compared to the same period last year.

Market Update

Industry Unit Retail Sales

Quarter ended March 31, 2012	Tractors Change from Prior Year Period	Combines Change from Prior Year Period
North America	+1%	(40%)
South America	(7%)	(3%)
Western Europe	+1%	+23%

North America

In the first quarter of 2012, industry unit retail sales of tractors were up modestly compared to the same period in 2011. Industry retail sales of combines were down substantially from robust levels in the prior year. Record farm income in 2011 and the expectation of continued favorable farm economics resulted in the strength in retail sales of high horsepower tractors. Improvement in the dairy and livestock sector contributed to higher industry unit retail sales of mid-range tractors and hay equipment.

South America

Industry unit retail sales of tractors and combines in the first quarter of 2012 declined compared to the high levels in the same period in 2011. Drought impacted the early harvests in southern Brazil and Argentina and resulted in weaker demand in these markets. Despite the adverse weather in the first quarter, overall industry demand in South America remains at a high level.

Western Europe

Industry demand in Western Europe remained strong during the first quarter of 2012 compared to the prior year period. Healthy farm economics drove increases in both tractors and combines. The tractor sales growth in France, the United Kingdom and Germany was partially offset by declines in Italy and Spain. Combine sales also improved compared to weak levels in the first quarter of 2011.

“The growing population and the shift to higher protein diets are driving increases in the consumption of food and long-term demand for grain,” stated Mr. Richenhagen. “Currently, inventories of grain remain at historically low levels on a stocks-to-use basis. Elevated soft commodity prices, resulting from these positive supply/demand dynamics, are providing support for farm income and our industry. In Western Europe, industry demand has returned to more normal levels, and recovery is continuing in Eastern Europe. Positive farm fundamentals continue to support strong market demand in North America. The Brazilian government continues to support their farming industry, and attractive government financing rates have been extended through the end of 2013. We remain positive on our 2012 industry view.”

Regional Results

AGCO Regional Net Sales (in millions)

	Three Months Ended March 31,
	2012 (1)	2011 (1)	% change from 2011	% change from 2011 due to currency translation (1)

North America	$566.5	$359.4	+57.6%	(1.0%)
South America	415.4	410.5	+ 1.2%	(5.8%)
EAME	1,199.8	973.0	+23.3%	(5.2%)
Asia /Pacific	92.0	54.8	+67.9%	+ 1.6%

Total	$2,273.7	$1,797.7	+26.5%	(4.3%)

(1) Effective for the quarter ended March 31, 2012, the Company has realigned its business segment reporting. See Footnote 6 for additional disclosure.

North America

Solid industry demand produced growth of 27.0% in North American sales in the first quarter of 2012 compared to the first quarter of 2011, excluding the impact of unfavorable currency translation and the benefits of acquisitions. The most significant increases were in sprayers, high horsepower tractors and hay equipment. The positive impact of acquisitions, higher sales, increased production and expense control initiatives all contributed to growth in income from operations of $37.5 million for the first quarter of 2012 compared to the same period in 2011.

South America

AGCO’s sales in South America were relatively flat compared to the first quarter of 2011 on a constant currency basis and exclusive of acquisition benefits. Sales increases in Brazil were offset by lower sales in Argentina. Income from operations decreased $9.5 million in the first quarter of 2012 compared to the same period in 2011 primarily due to the impact of acquisition related costs and higher engineering and product introduction expenses.

EAME

Positive farm fundamentals in Western Europe and recovery in Eastern Europe resulted in sales growth of approximately 24.5% in the EAME region compared to the first quarter of 2011, exclusive of acquisition benefits and the unfavorable impact of currency translation. AGCO experienced the largest sales increases in Germany, France and the United Kingdom. Income from operations grew by $54.8 million in the first quarter of 2012 compared to the same period in 2011. Higher sales and production levels along with a richer mix of products contributed to the improvement.

Asia/Pacific

Net sales in AGCO’s Asia/Pacific segment increased by approximately 23.8% during the first quarter of 2012 compared to the prior year period, excluding the favorable impact of currency translation and acquisitions. Growth in the Asian markets produced most of the increase. Income from operations in the Asia/Pacific region decreased $7.1 million in the first quarter of 2012 compared to the same period in 2011 due to additional market development costs in China.

Outlook

Global industry sales are expected to grow modestly in 2012 compared to 2011. Growth is expected in Western and Eastern Europe and market conditions are projected to remain strong in North America and South America. AGCO is targeting adjusted earnings per share of approximately $5.50 for the full year of 2012. Net sales are expected to range from $10.2 billion to $10.5 billion for the full year. Gross margin improvement is expected to be partially offset by increased engineering and market expansion expenditures.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, May 1, 2012. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page in the “Company” section of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, cash flow, market conditions, margin improvements, profitability, new product development, factory productivity, investments in facilities and expanding markets, industry demand, general economic conditions, engineering efforts and capital expenditures, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•

Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•

The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•

A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•

Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•

Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•

We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•

All acquisitions, including the acquisition of GSI, involve risks relating to retention of key employees and customers and fulfilling projections prepared by or at the direction of prior ownership. In addition, we may encounter difficulties in integrating GSI into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•

We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•

We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•

We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2011. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through four core machinery brands, Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2011, AGCO had net sales of $8.8 billion. http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$426.7	$724.4
Accounts and notes receivable, net	1,108.0	994.2
Inventories, net	2,024.7	1,559.6
Deferred tax assets	145.8	142.7
Other current assets	276.5	241.9

Total current assets	3,981.7	3,662.8
Property, plant and equipment, net	1,277.8	1,222.6
Investment in affiliates	366.3	346.3
Deferred tax assets	41.1	37.6
Other assets	133.5	126.9
Intangible assets, net	662.6	666.5
Goodwill	1,238.8	1,194.5

Total assets	$7,701.8	$7,257.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$68.4	$60.1
Convertible senior subordinated notes	185.6	—
Accounts payable	1,062.2	937.0
Accrued expenses	1,019.0	1,080.6
Other current liabilities	137.1	127.8

Total current liabilities	2,472.3	2,205.5
Long-term debt, less current portion	1,331.1	1,409.7
Pensions and postretirement health care benefits	300.7	298.6
Deferred tax liabilities	201.2	192.3
Other noncurrent liabilities	139.7	119.9

Total liabilities	4,445.0	4,226.0

Temporary Equity	31.5	—

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	1,065.7	1,073.2
Retained earnings	2,441.8	2,321.6
Accumulated other comprehensive loss	(321.1)	(400.6)

Total AGCO Corporation stockholders’ equity	3,187.4	2,995.2

Noncontrolling interests	37.9	36.0

Total stockholders’ equity	3,225.3	3,031.2

Total liabilities, temporary equity and stockholders’ equity	$7,701.8	$7,257.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$2,273.7	$1,797.7
Cost of goods sold	1,780.7	1,441.8

Gross profit	493.0	355.9

Selling, general and administrative expenses	238.9	184.7
Engineering expenses	72.1	57.9
Restructuring and other infrequent expenses	—	0.2
Amortization of intangibles	12.2	4.4

Income from operations	169.8	108.7

Interest expense, net	13.0	5.5
Other expense, net	4.4	2.3

Income before income taxes and equity in net earnings of affiliates	152.4	100.9

Income tax provision	43.2	30.7

Income before equity in net earnings of affiliates	109.2	70.2

Equity in net earnings of affiliates	12.0	11.4

Net income	121.2	81.6

Net income attributable to noncontrolling interests	(1.0)	(1.6)

Net income attributable to AGCO Corporation and subsidiaries	$120.2	$80.0

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$1.24	$0.85

Diluted	$1.21	$0.81

Weighted average number of common and common equivalent shares outstanding:
Basic	97.1	94.1

Diluted	99.1	98.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$121.2	$81.6

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	43.4	36.4
Deferred debt issuance cost amortization	0.9	0.4
Amortization of intangibles	12.2	4.4
Amortization of debt discount	2.2	2.0
Stock compensation	8.4	4.7
Equity in net earnings of affiliates, net of cash received	(9.0)	(7.7)
Deferred income tax benefit	(1.1)	(0.6)
Other	(0.1)	(1.2)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(98.3)	(17.5)
Inventories, net	(421.2)	(218.2)
Other current and noncurrent assets	(24.5)	(28.2)
Accounts payable	125.3	20.3
Accrued expenses	(59.4)	(21.0)
Other current and noncurrent liabilities	19.5	(22.8)

Total adjustments	(401.7)	(249.0)

Net cash used in operating activities	(280.5)	(167.4)

Cash flows from investing activities:
Purchases of property, plant and equipment	(87.1)	(36.8)
Proceeds from sale of property, plant and equipment	0.1	0.5
Purchase of businesses, net of cash acquired	(2.4)	(88.3)
Investments in consolidated affiliates, net of cash acquired	(20.1)	(25.0)
Investments in unconsolidated affiliates, net	(2.6)	(2.4)
Restricted cash and other	(10.0)	—

Net cash used in investing activities	(122.1)	(152.0)

Cash flows from financing activities:
Conversion of convertible senior subordinated notes	—	(60.4)
Proceeds from (repayment of) debt obligations, net	93.7	(30.9)
Payment of debt issuance costs	(0.1)	—
Payment of minimum tax withholdings on stock compensation	—	(2.0)
Distribution to noncontrolling interest	(0.2)	—

Net cash provided by (used in) financing activities	93.4	(93.3)

Effect of exchange rate changes on cash and cash equivalents	11.5	7.1

Decrease in cash and cash equivalents	(297.7)	(405.6)
Cash and cash equivalents, beginning of period	724.4	719.9

Cash and cash equivalents, end of period	$426.7	$314.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended March 31,
	2012	2011
Cost of goods sold	$0.6	$0.3
Selling, general and administrative expenses	7.8	4.4

Total stock compensation expense	$8.4	$4.7

2.	INDEBTEDNESS

Indebtedness at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31, 2012	December 31, 2011
5 7/8% Senior notes due 2021	$300.0	$300.0
4 1/2% Senior term loan due 2016	266.8	259.4
Credit Facility	758.0	665.0
1 1/4% Convertible senior subordinated notes due 2036	185.6	183.4
Other long-term debt	74.7	62.0

	1,585.1	1,469.8
Less: Current portion of long-term debt	(68.4)	(60.1)
1 1/4 % Convertible senior subordinated notes due 2036	(185.6)	—

Total indebtedness, less current portion	$1,331.1	$1,409.7

As of March 31, 2012, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending March 31, 2012, and, therefore, the Company classified the notes as a current liability. The Company also classified the equity component of the 1 1/4% convertible senior subordinated notes as “temporary equity.” The amount classified as “temporary equity” was measured as the excess of (i) the amount of cash that would be required to be paid upon conversion over (ii) the current carrying amount of the liability-classified component. Future classification of the notes between current and long-term debt and classification of the equity component of the notes as “temporary equity” is dependent on the closing sales price of the Company’s common stock during future quarters.

3.	INVENTORIES

Inventories at March 31, 2012 and December 31, 2011 were as follows:

	March 31, 2012	December 31, 2011
Finished goods	$ 775.9	$ 500.0
Repair and replacement parts	522.2	450.7
Work in process	176.6	127.6
Raw materials	550.0	481.3

Inventories, net	$ 2,024.7	$ 1,559.6

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS

At March 31, 2012 and December 31, 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of March 31, 2012 and December 31, 2011, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $885.8 million and $827.5 million, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities, reflected within “Other expense, net” in the Company’s Condensed Statements of Operations, were approximately $5.2 million during the three months ended March 31, 2012. Losses on sales of receivables associated with the accounts receivable financing facilities reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed Consolidated Statements of Operations were approximately $3.6 million during the three months ended March 31, 2011.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of March 31, 2012 and December 31, 2011, these retail finance joint ventures had approximately $63.2 million and $62.0 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.	EARNINGS PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2012 and 2011 is as follows:

	Three Months Ended March 31,
	2012	2011

Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$120.2	$80.0

Weighted average number of common shares outstanding	97.1	94.1

Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.24	$0.85

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$120.2	$80.0

Weighted average number of common shares outstanding	97.1	94.1
Dilutive stock-settled appreciation rights, performance share awards and restricted stock awards	1.0	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	1.0	3.8

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	99.1	98.3

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.21	$0.81

6.	SEGMENT REPORTING

Effective January 1, 2012, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Rest of World, to North America; South America; Europe/Africa/Middle East; and Asia/Pacific. The Asia/Pacific reportable segment includes the regions of Asia, Australia and New Zealand, and the Europe/Africa/Middle East segment will now include certain markets in Eastern Europe. Effective January 1, 2012, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Disclosures for the three months ended March 31, 2011 have been adjusted to reflect the change in reportable segments.

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2012 and 2011 are as follows:

Three Months Ended March 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2012
Net sales	$ 566.5	$ 415.4	$ 1,199.8	$ 92.0	$2,273.7
Income from operations	50.2	23.9	135.8	0.9	210.8

2011
Net sales	$ 359.4	$ 410.5	$ 973.0	$ 54.8	$1,797.7
Income from operations	12.7	33.4	81.0	8.0	135.1

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended March 31,
	2012	2011
Segment income from operations	$ 210.8	$ 135.1
Corporate expenses	(21.0)	(17.4)
Stock compensation expense	(7.8)	(4.4)
Restructuring and other infrequent expenses	—	(0.2)
Amortization of intangibles	(12.2)	(4.4)

Consolidated income from operations	$ 169.8	$ 108.7

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended March 31, 2012 and 2011 (in millions, except per share data):

	Three months ended March 31,
	2012			2011

	Income From Operations	Net Income(1)	Earnings Per Share(1)	Income From Operations	Net Income(1)	Earnings Per Share(1)

As adjusted	$ 169.8	$ 120.2	$ 1.21	$ 108.9	$ 80.1	$ 0.81
Restructuring and other infrequent expenses(2)	—	—	—	0.2	0.1	—

As reported	$ 169.8	$ 120.2	$ 1.21	$ 108.7	$ 80.0	$ 0.81

(1)	Net income and earnings per share amounts are after tax.
(2)

The restructuring and other infrequent expenses recorded in the first three months ended March 31, 2011 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in France.

This earnings release discloses the percentage change in regional net sales due to currency translation. The following is a reconciliation of net sales for the three months ended March 31, 2012 at actual exchange rates compared to 2011 adjusted exchange rates (in millions, except percentages):

	Three Months Ended March 31,

	2012 at Actual Exchange Rates	2012 at Adjusted Exchange Rates (1)	% change from 2011 due to currency translation

North America	$566.5	$570.1	(1.0)%
South America	415.4	439.1	(5.8)%
Europe/Africa/Middle East	1,199.8	1,250.5	(5.2)%
Asia/Pacific	92.0	91.1	1.6%

Total	$2,273.7	$2,350.8	(4.3)%

  (1)Adjusted exchange rates are 2011 exchange rates.

This earnings release discloses the percentage change in regional net sales due to the impact of acquisitions. The following table sets forth, for the three months ended March 31, 2012, the impact to net sales of acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to acquisitions
	2012	2011	% change from 2011	$	%

North America	$ 566.5	$ 359.4	57.6%	$ 113.7	31.6%
South America	415.4	410.5	1.2%	28.5	7.0%
Europe/Africa/Middle East	1,199.8	973.0	23.3%	39.0	4.0%
Asia Pacific	92.0	54.8	67.9%	23.3	42.5%

	$2,273.7	$1,797.7	26.5%	$ 204.5	11.4%